                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [x]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
[x]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                               CELL GENESYS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[x]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                               CELL GENESYS, INC.
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON JUNE 2, 1999

TO THE STOCKHOLDERS:

     Notice is hereby given that the Annual Meeting of Stockholders of Cell Genesys, Inc., a Delaware corporation (the "Company"), will be held on Wednesday, June 2, 1999 at 10:00 a.m., local time, at the Company's offices at 342 Lakeside Drive, Foster City, California, for the following purposes:

     1. To elect directors to serve until the next annual meeting of stockholders or until their successors are elected.

     2. To ratify the appointment of Ernst & Young LLP as independent auditors of the Company for the fiscal year ending December 31, 1999.

     3. To transact such other business as may properly come before the meeting or any adjournment thereof.

     These items of business are more fully described in the Proxy Statement accompanying this notice.

     Only stockholders of record at the close of business on April 8, 1999 are entitled to notice of and to vote at the meeting and any adjournment thereof.

     All stockholders are cordially invited to attend the meeting in person. However, to assure your representation at the meeting, please mark, sign, date and return the enclosed proxy card as soon as possible in the postage-prepaid envelope enclosed for that purpose. Any stockholder attending the meeting may vote in person even if the stockholder has returned a proxy.

                                          Sincerely,
                                          /s/ Matthew J. Pfeffer
                                          Matthew J. Pfeffer
Foster City, California                   Assistant Secretary

April 28, 1999

IMPORTANT: WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED.

                               CELL GENESYS, INC.
                               342 LAKESIDE DRIVE
                             FOSTER CITY, CA 94404
                            ------------------------

               PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS
                            ------------------------

                 INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

     The enclosed proxy is solicited on behalf of the board of directors of Cell Genesys, Inc., a Delaware Corporation, ("Cell Genesys" or the "Company") for use at the Annual Meeting of Stockholders to be held on Wednesday, June 2, 1999 at 10:00 a.m., local time, or at any adjournment of the meeting, for the purposes set forth in this Proxy Statement and in the accompanying Notice of Annual Meeting of Stockholders. The annual meeting will be held at the Company's offices at 342 Lakeside Drive, Foster City, California 94404. The Company's telephone number is (650) 425-4400.

     These proxy solicitation materials were mailed on or about April 28, 1999 together with the Company's 1998 Annual Report to Stockholders, to all stockholders entitled to vote at the meeting.

RECORD DATE

     Stockholders of record at the close of business on April 8, 1999 (the "Record Date") are entitled to notice of and to vote at the meeting. At the Record Date, 30,990,470 shares of the Company's common stock were issued and outstanding.

REVOCABILITY OF PROXIES

     Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Company a written notice of revocation or a duly executed proxy bearing a later date or time or by attending the meeting and voting in person.

VOTING AND SOLICITATION

     Every stockholder voting in the election of directors may cumulate such stockholder's votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of shares held by such stockholder, or distribute the stockholder's votes on the same principle among as many candidates as the stockholder may select, provided that votes cannot be cast for more candidates than the number of directors to be elected. However, no stockholder shall be entitled to cumulate votes unless the candidate's name has been placed in nomination prior to the voting and the stockholder, or any other stockholder, has given notice at the meeting prior to the voting of the intention to cumulate the stockholder's votes. On all other matters, each share has one vote.

     The cost of soliciting proxies will be borne by the Company. Proxies may also be solicited by certain of the Company's directors, officers and employees, without additional compensation, personally or by telephone, facsimile or letter.

QUORUM; ABSTENTIONS; BROKER NON-VOTES

     A quorum is required for the transaction of business during the annual meeting. A quorum is present when a majority of shareholder votes are present in person or by proxy. Shares that are voted "FOR", "AGAINST" or "WITHHELD" on a matter are treated as being present at the meeting for purposes of establishing a quorum and are also treated as shares cast by the common stock present in person or represented by proxy at the annual meeting and entitled to vote on the subject matter (the "Votes Cast").

     The Company will count abstentions for purposes of determining both (i) the presence or absence of a quorum for the transaction of business and (ii) the total number of Votes Cast with respect to a proposal (other than the election of directors). Abstentions will have the same effect as a vote against the proposal.

     Broker non-votes will be counted for purposes of determining the presence or absence of a quorum for the transaction of business. Broker non-votes will not be counted for purposes of determining the number of Votes Cast with respect to the particular proposal. Thus, a broker non-vote will not have any effect on the outcome of the voting on a proposal.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS

     Proposals of stockholders of the Company which are intended to be presented by such stockholders at next year's annual meeting must be received by the Company no later than December 31, 1999 in order that they may be included in the proxy statement and form of proxy relating to the 2000 annual meeting.

                                  PROPOSAL ONE

                             ELECTION OF DIRECTORS

NOMINEES

     Seven directors are to be elected at the annual meeting. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the Company's seven nominees named below, all of whom are presently directors of the Company. If any nominee of the Company is unable or declines to serve as a director at the time of the annual meeting, the proxies will be voted for any nominee designated by the present board of directors (the "Board") to fill the vacancy. If additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them in such a manner in accordance with cumulative voting (if applicable) as will assure the election of as many of the nominees listed below as possible, and, in such event, the specific nominees to be voted for will be determined by the proxy holders. Raju
S. Kucherlapati, Ph.D., will not seek election for the upcoming term of office. Dr. Kucherlapati has been a director of Cell Genesys since 1988 and we thank him for his service during these past 11 years.

     The Company is not presently aware of any other nominee who will be unable or will decline to serve as a director. The term of office of each person elected as a director will continue until the next annual meeting of stockholders or until a successor has been elected and qualified.

     The names of the nominees and certain information about them as of the Record Date, are set forth below.

                                                                                                DIRECTOR
          NAMES OF NOMINEES            AGE                 PRINCIPAL OCCUPATION                  SINCE
          -----------------            ---                 --------------------                 --------
Stephen A. Sherwin, M.D..............  50    Chairman of the Board, President and Chief         1990
                                             Executive
                                             Officer of the Company
David W. Carter......................  60    Chairman of the Board of Xenogen Corporation       1997
James M. Gower.......................  51    Chief Executive Officer and Chairman of the Board  1996
                                             of
                                             Rigel, Inc.
Joseph E. Maroun.....................  69    Retired Senior Vice President,                     1995
                                             President -- International
                                             Group, Bristol-Myers Squibb
John T. Potts, Jr., M.D..............  67    Director of Research, Massachusetts General        1997
                                             Hospital
Eugene L. Step.......................  70    Retired Executive Vice President, President --     1993
                                             Pharmaceutical Division, Eli Lilly & Co.
Inder M. Verma, Ph.D.................  51    Professor of Molecular Biology and Virology, The   1997
                                             Salk Institute Laboratory of Genetics

     Dr. Sherwin has served as president, chief executive officer and a director of the Company since March 1990. In March 1994, Dr. Sherwin was elected to the additional position of chairman of the Company's board of directors. Dr. Sherwin also is chairman of the board of Abgenix, Inc., a position he has held since 1996.

From 1983 to 1990, Dr. Sherwin held various positions at Genentech, Inc., a biotechnology company, most recently as vice president of clinical research. Prior to 1983, Dr. Sherwin held various positions on the staff of the National Cancer Institute. Dr. Sherwin also currently serves as an associate clinical professor of medicine at the University of California, San Francisco, a position he has held since 1986, and he currently is a director of Neurocrine Biosciences, Inc. and the California Healthcare Institute, a non-profit institution. Dr. Sherwin holds a B.A. from Yale University in biology and an M.D. from Harvard Medical School.

     Mr. Carter has served as a director of Cell Genesys since May 1997. Mr. Carter has served as chairman of the board of directors of Xenogen Corporation since November 1997. Previously, Mr. Carter served as president, chief executive officer and chairman of the board of directors of Somatix Therapy Corporation ("Somatix"). Prior to joining Somatix in 1991, he was president and chief operating officer of Northfield Laboratories. Mr. Carter currently serves as a director of Immunogen, Inc. Mr. Carter received a B.A. and M.B.A. from Indiana University.

     Mr. Gower has served as a director of Cell Genesys since July 1996. In 1996, Mr. Gower became chairman and chief executive officer of Rigel, Inc. From 1992 to 1996 Mr. Gower served as president and chief executive officer of Tularik, Inc. From 1981 to 1990, he was with Genentech, Inc., most recently as senior vice president responsible for sales, marketing, business development and product planning. From 1972 to 1981, Mr. Gower served in a variety of positions in sales and marketing at American Hospital Supply Corporation, including as vice president of marketing in the latter four years. Mr. Gower also is a director of Terrapin, Inc., a privately held biotechnology company. Mr. Gower received a B.S. degree in operations research and an M.B.A. from the University of Tennessee.

     Mr. Maroun was appointed a director of the Company in June 1995. Mr. Maroun spent 30 years with Bristol-Myers Squibb, serving until his retirement in 1990, when he was president of the international group, senior vice president of the corporation, and a member of its policy committee. He also previously managed operations for Bristol-Myers Squibb in Latin America, Canada, Japan, the Far East and Europe. In addition, Mr. Maroun was chairman of the international section of the Pharmaceutical Manufacturers Association, and chaired various administrative and executive committees. He also headed the U.S. Japan Pharmaceutical Advisory Group. Mr. Maroun received his B.A. degree from the University of the Witwatersrand, Johannesburg.

     Dr. Potts has served as a director of Cell Genesys since May 1997. Previously, Dr. Potts had served as a director of Somatix since March 1995. His career spans 40 years of distinguished service in science and medicine. He earned his M.D. in 1957 from the University of Pennsylvania, then trained at Massachusetts General Hospital and National Heart Institute. At the National Institutes of Health, he became head of the section on polypeptide hormones prior to becoming chief of endocrinology at Massachusetts General Hospital in 1968. Dr. Potts served as physician-in-chief at Massachusetts General Hospital and Jackson Distinguished Professor of Clinical Medicine at Harvard Medical School from 1981 to 1996. In September 1996, Dr. Potts moved from the post of physician-in-chief to director of research at Massachusetts General Hospital and Jackson Distinguished Professor of Clinical Medicine. He is also a member of the board of directors of Genentech, Inc.

     Mr. Step was appointed a director of the Company in March 1993. From 1973 to 1992, Mr. Step served in various positions in senior management of Eli Lilly and Company, most recently as executive vice president, president of the pharmaceutical division and a member of the board of directors and its executive committee. Mr. Step is a past chairman of the board of the Pharmaceutical Manufacturers Association and a past president of the International Federation of Pharmaceutical Manufacturers Association. Mr. Step is also a director of Scios, Inc., Medco, Inc., Guidant Corporation, Pathogenesis Corporation and DBT Online Inc. Mr. Step holds a B.A. degree in economics from the University of Nebraska and an M.S. in finance and accounting from the University of Illinois.

     Dr. Verma has served as a director of Cell Genesys since May 1997. Previously, Dr. Verma had served as a director of Somatix since June 1996. Dr. Verma is co-director of the laboratory of genetics, The Salk Institute. He joined The Salk Institute in 1974. In 1995, the National Institutes of Health selected Dr. Verma to chair a committee reviewing the scope and advancement of gene therapy. Currently, Dr. Verma is also an adjunct professor, department of biology, at the University of California, San Diego and has been a member of the faculty since 1979. Dr. Verma is also a member of the National Academy of Sciences.

     There are no family relationships between directors or executive officers of the Company.

REQUIRED VOTE

     The seven nominees receiving the highest number of affirmative votes of the shares present or represented and entitled to be voted for them will be elected as directors.

BOARD MEETINGS AND COMMITTEES

     The board of directors of the Company held a total of nine meetings during the fiscal year ended December 31, 1998. Each director attended at least seventy-five percent of the meetings of the board of directors and each committee on which he served during 1998.

     The board of directors has an audit committee and a compensation committee. It does not have a nominating committee or a committee performing the functions of a nominating committee.

     The audit committee of the board of directors met seven times during fiscal year 1998 and currently consists of Messrs. Dr. Potts and Mr. Step. The audit committee recommends engagement of the Company's independent auditors, and is primarily responsible for reviewing and approving the scope of the audit and other services performed by the Company's independent auditors and for reviewing and evaluating the Company's accounting principles and its systems of internal accounting controls.

     The compensation committee of the board of directors, which consists of directors Gower and Step, met three times during fiscal year 1998. The compensation committee reviews and approves the Company's compensation policies as well as the compensation of, and grant of stock options to, the executive officers.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Company's compensation committee is composed of directors Gower and Step, neither of whom is or has been an officer or employee of the Company. The compensation committee makes recommendations to the board of directors concerning salaries and incentive compensation for officers of the Company. Dr. Sherwin, chairman of the board and chief executive officer of the Company, is not a member of the compensation committee and cannot vote on matters decided by the Committee. He participates in compensation committee discussions regarding salaries and incentive compensation for all employees of and consultants to the Company, except that Dr. Sherwin is excluded from discussions regarding his own salary and incentive compensation. No interlocking relationship exists between the Company's board of directors or compensation committee and the board of directors or compensation committee of any other party, nor has such relationship existed in the past.

                                  PROPOSAL TWO

              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

     The board of directors has selected Ernst & Young LLP, independent auditors, to audit the financial statements of the Company for the fiscal year ending December 31, 1999. Ernst & Young LLP has audited the Company's financial statements since the year ended December 31, 1989. Representatives of Ernst & Young LLP are expected to be present at the meeting with the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

REQUIRED VOTE

     The affirmative vote of the holders of a majority of the shares of the Company's Common Stock voting in person or by proxy on this proposal at the annual meeting is required to approve the appointment of the independent auditors.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE
           APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS.

                               OTHER INFORMATION

STOCK OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

     The following table sets forth the beneficial ownership of Common Stock of the Company as of March 31, 1999 by: (a) each person known to the Company who beneficially owns five percent or more of the outstanding shares of its Common Stock; (b) each director; (c) each of the executive officers named in the Summary Compensation Table below; and (d) all directors and executive officers as a group:

                                                                 SHARES
                                                              BENEFICIALLY       PERCENTAGE (%)
          NAME AND ADDRESS OF BENEFICIAL OWNER(1)               OWNED(1)      BENEFICIALLY OWNED(2)
          ---------------------------------------             ------------    ---------------------
Hoechst Marion Roussel, Inc.(3).............................   2,750,000              8.87
  9300 Ward Parkway
  Kansas City, MO 64114
David W. Carter(4)..........................................     252,931                 *
James M. Gower(5)...........................................      36,250                 *
Raju S. Kucherlapati, Ph.D.(6)..............................     260,086                 *
Joseph E. Maroun(7).........................................      66,200                 *
John T. Potts, Jr., M.D.(8).................................      29,625                 *
Stephen A. Sherwin, M.D.(9).................................     812,970              2.62
Eugene L. Step(10)..........................................      76,000                 *
Inder M. Verma, Ph.D.(11)...................................     101,081                 *
Dale G. Ando, M.D.(12)......................................      57,829                 *
David F. Broad, Ph.D.(13)...................................      70,720                 *
Mitchell H. Finer, Ph.D.(14)................................     117,591                 *
Kathleen Sereda Glaub(15)...................................      94,774                 *
Bruce A. Hironaka(16).......................................      96,513                 *
All executive officers and directors as a group (15
  persons)(17)..............................................   2,204,937              7.11

---------------
  *  Less than 1%.

 (1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table, to the Company's knowledge, have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

 (2) Percentage of beneficial ownership is based on 30,997,369 shares of Common Stock outstanding as of March 31, 1999. Shares of Common Stock subject to options or warrants currently exercisable, or exercisable within 60 days, are deemed outstanding for computing the percentage of the person holding such options but are not deemed outstanding for computing the percentage of any other person.

 (3) Includes 750,000 shares subject to a warrant, which is exercisable at $13 per share.

 (4) Includes 247,156 shares subject to options, which are exercisable within 60 days after March 31, 1999.

 (5) Includes 36,250 shares subject to options, which are exercisable within 60 days after March 31, 1999.

 (6) Includes 86,000 shares subject to options, which are exercisable within 60 days after March 31, 1999.

 (7) Includes 45,000 shares subject to options, which are exercisable within 60 days after March 31, 1999.

 (8) Consist of 29,625 shares subject to options, which are exercisable within 60 days after March 31, 1999.

 (9) Includes 500,874 shares subject to options, which are exercisable within 60 days after March 31, 1999. Additionally, includes 27,500 shares held in irrevocable trust for Dr. Sherwin's child for which he disclaims beneficial ownership.

(10) Consist of 76,000 shares subject to options, which are exercisable within 60 days after March 31, 1999.

(11) Includes 52,885 shares subject to options, which are exercisable within 60 days after March 31, 1999.

(12) Includes 56,145 shares subject to options, which are exercisable within 60 days after March 31, 1999.

(13) Consist of 70,720 shares subject to options, which are exercisable within 60 days after March 31, 1999.

(14) Includes 108,283 shares subject to options, which are exercisable within 60 days after March 31, 1999.

(15) Includes 92,187 shares subject to options, which are exercisable within 60 days after March 31, 1999. Ms. Glaub has resigned effective September 15, 1998, but continued in service as a consultant through March 31, 1999.

(16) Includes 90,408 shares subject to options, which are exercisable within 60 days after March 31, 1999.

(17) Includes 1,662,234 shares subject to options, which are exercisable within 60 days after March 31, 1999.

                             EXECUTIVE COMPENSATION

     The following table sets forth certain information concerning the compensation of the Company's chief executive officer ("CEO") and each of the four other most highly compensated executive officers plus one additional officer, Kathleen Sereda Glaub, who resigned her position with the Company effective September 15, 1998, who would otherwise have been included among the four other most highly compensated officers (collectively, the "Named Officers") for services in all capacities as officers to the Company during fiscal years 1996, 1997 and 1998.

                           SUMMARY COMPENSATION TABLE

                                                                        LONG-TERM
                                                                      COMPENSATION
                                           ANNUAL COMPENSATION        -------------
                                      -----------------------------    SECURITIES
              NAME AND                                       BONUS     UNDERLYING       ALL OTHER
         PRINCIPAL POSITION           YEAR   SALARY($)      ($)(1)    OPTIONS(#)(2)   COMPENSATION $
         ------------------           ----   ----------     -------   -------------   --------------
Stephen A. Sherwin, M.D.............  1998    378,525       100,000      250,000(4)           --
  Chairman, President and                                                250,000(3)
  Chief Executive Officer             1997    360,500                     60,000              --
                                                                         160,000(3)
                                      1996    350,000        80,000      100,000              --

Dale G. Ando M.D....................  1998    181,000        29,000       22,500              --
  Vice President, Clinical Research                                      122,500(3)
  and Regulatory Affairs              1997     80,881(6)                 100,000              --

David F. Broad, Ph.D................  1998    180,000        29,000       45,000              --
  Vice President,                                                        117,000(3)
  Development and Manufacturing       1997    168,500                     45,000              --
                                                                          57,000(3)
                                      1996    137,306        22,500       12,000              --

Mitchell H. Finer, Ph.D.............  1998    203,500        32,500       60,000
  Vice President, Research                                               139,000(3)           --
                                      1997    184,300                     45,000
                                                                          57,000(3)           --
                                      1996    144,454        24,000       12,000

Bruce A. Hironaka...................  1998    187,500        47,000       45,000
  Vice President,                                                        136,575(3)           --
  Corporate Development               1997    172,375                     45,000
                                                                          61,575(3)           --
                                      1996    142,284        22,500       16,575

Kathleen Sereda Glaub...............  1998    183,879                    100,000          23,541(5)
  Former Senior Vice President        1997    212,000                     50,000              --
  and Chief Financial Officer                                            125,000(3)
                                      1996    200,000        56,000       75,000              --

---------------
(1) These bonuses, which were awarded for and accrued in the year noted, were paid in the subsequent year.

(2) Cell Genesys has no restricted stock awards, stock appreciation rights or long-term incentive plan payouts.

(3) During 1997 and 1998, a majority of employees, including officers, surrendered and cancelled certain previously granted options in exchange for new options at a revised price. See also "Compensation Committee Report on Executive Compensation".

(4) Of the options held by Dr. Sherwin, 250,000 were excluded from repricing and were retained at their original option price which is higher than the repriced options discussed in note (3) above.

(5) Ms. Glaub terminated her employment with the Company on September 15, 1998. During 1998, following her resignation, $23,541 was paid for her consulting services to the company.

(6) Dr. Ando joined the company as Vice President, Clinical Research on July 15, 1997.

OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth each grant of stock options to the Named Officers in fiscal year 1998:

                                                INDIVIDUAL GRANTS                      POTENTIAL REALIZABLE
                                           ---------------------------                   VALUE AT ASSUMED
                            NUMBER OF       PERCENT OF                                 ANNUAL RATE OF STOCK
                            SECURITIES     TOTAL OPTIONS                                PRICE APPRECIATION
                            UNDERLYING      GRANTED TO      EXERCISE                  FOR OPTION TERM($)(3)
                             OPTIONS       EMPLOYEES IN     PRICE ($)    EXPIRATION   ----------------------
           NAME             GRANTED(1)        1998(2)      (PER SHARE)      DATE         5%           10%
           ----             ----------     -------------   -----------   ----------   ---------    ---------
Stephen A. Sherwin,
  M.D. ...................   250,000            8.5           7.500       2/19/08     1,179,177    2,988,267
                             250,000(5)         8.5           4.125       11/6/08       648,548    1,643,547
Dale G. Ando, M.D. .......    22,500(4)         0.8           7.500       2/19/08       106,126      268,944
                             122,500(5)         4.2           4.125       11/6/08       317,788      805,338
David F. Broad, Ph.D......    45,000(4)         1.5           7.500       2/19/08       212,252      537,888
                             117,000(5)         4.0           4.125       11/6/08       303,520      769,180
Mitchell H. Finer,
  Ph.D....................    60,000(4)         2.0           7.500       2/19/08       283,003      717,184
                             139,000(5)         4.7           4.125       11/6/08       360,593      913,812
Bruce A. Hironaka.........    45,000(4)         1.5           7.500       2/19/08       212,252      537,888
                             136,575(5)         4.6           4.125       11/6/08       354,302      897,870
Kathleen Sereda Glaub.....   100,000            3.4           7.500       2/19/08       471,671    1,195,307

---------------
(1) Options granted under the Incentive Plan have a maximum term of ten years but may be terminated earlier upon termination of employment. Shares vest over a four-year period at the rate of 1/48 per month.

(2) Based on an aggregate of 2,940,110 options granted to employees in 1998, which included 1,765,835 cancelled on 11/6/98 in exchange for new options with an option price of $4.125.

(3) The potential realizable value is calculated based on the ten-year term of the option and the fair market value of the common stock at the time the option was granted, compounded annually. The 5% and 10% assumed annualized rates of compound stock price appreciation are provided in compliance with the rules of the SEC and are not meant to represent the Company's estimate or a projection by the Company of future common stock prices.

(4) Consists of options granted 2/19/98, which were later cancelled on 11/6/98 in exchange for new options with an option price of $4.125. The 250,000 options granted to Dr. Sherwin on 2/19/98 were excluded from repricing and were retained at their higher original option price.

(5) Consists of options granted in exchange for the surrender of options granted prior to 1998 as part of a general option exchange for all company employees.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION
VALUES

     The following table sets forth certain information concerning option exercises in 1998 and unexercised options held as of December 31, 1998 by the Named Officers.

                                                               NUMBER OF SECURITIES            VALUE OF UNEXERCISED
                                    SHARES       VALUE        UNDERLYING UNEXERCISED               IN-THE-MONEY
                                   ACQUIRED     REALIZED   OPTIONS AT DECEMBER 31, 1998     OPTIONS AT DECEMBER 31,1998
              NAME                ON EXERCISE    ($)(1)     EXERCISABLE/UNEXERCISABLE     EXERCISABLE/UNEXERCISABLE($)(2)
              ----                -----------   --------   ----------------------------   -------------------------------
Stephen A. Sherwin, M.D. .......        --           --         247,750 / 442,500                660,750 / 468,750
Dale G. Ando M.D. ..............        --           --               0 / 122,500                      0 / 229,688
David F. Broad, Ph.D. ..........        --           --               0 / 117,000                      0 / 219,375
Mitchell H. Finer, Ph.D. .......     5,670       41,533          22,250 / 139,000                108,000 / 260,625
Bruce A. Hironaka...............        --           --               0 / 136,575                      0 / 256,078
Kathleen Sereda Glaub...........        --           --               207,027 / 0                            0 / 0

---------------
(1) Fair market of the underlying securities minus the aggregate exercise price of the option.

(2) Fair market value of the underlying securities at December 31, 1998 less the exercise price, based on a closing stock price of $6.00.

COMPENSATION OF DIRECTORS

     Beginning July 1, 1995, non-employee directors became eligible to receive for their services as directors of the Company a $15,000 annual retainer and $1,000 fee for each board meeting attended as well as reimbursement of expenses incurred in attending board meetings. In addition, the Company's 1989 Incentive Stock Plan, as amended, provides for the automatic grant of 30,000 shares of common stock, vesting ratably over 48 months, to each non-employee director (currently six persons) every four years on the day following the annual meeting of stockholders beginning with the 1995 annual meeting. The exercise price of all options granted is the fair market value at the time of grant. In addition, Dr. Kucherlapati, Dr. Potts and Dr. Verma also serve on the Company's Scientific Advisory Board. The Company provides a stock option grant of 10,000 shares, vesting ratably over 48 months, to each non-employee member of the Scientific Advisory Board.

EMPLOYMENT CONTRACTS AND CHANGE OF CONTROL AGREEMENTS

     Since the time of his initial employment in March 1990 the Company has agreed to maintain Dr. Sherwin's salary for twelve months after termination of his employment with the Company, unless the Company terminates Dr. Sherwin for cause or he terminates his employment voluntarily.

     During 1997 the Company implemented change in control agreements for certain executive officers. Under these agreements, the Company has agreed to provide: Dale G. Ando, M.D., David F. Broad, Ph.D., Mitchell H. Finer, Ph.D., Bruce A. Hironaka and Christine McKinley with severance payments in an aggregate amount equal to twelve months salary plus bonus and certain employee benefits, following a change in control of the Company and termination without cause by the company or upon constructive termination. Also under a similar change of control agreement, the Company has agreed to provide Dr. Sherwin with severance payments in an aggregate amount equal to two years salary plus bonus and certain employee benefits. Included in Dr. Sherwin's change in control agreement is a provision for payments by the Company of certain taxes that may be incurred as a consequence of the agreement. Dr. Sherwin's change of control agreement, when applicable, will supersede his employment contract.

                              CERTAIN TRANSACTIONS

     In September 1996, while a director of Somatix, Dr. Verma received a $400,000 loan from Somatix, secured by his shares of Somatix common stock. Cell Genesys assumed Dr. Verma's loan following its acquisition of Somatix. Dr. Verma's shares of common stock in Cell Genesys now secure the loan. The loan bears interest at 8.5% per annum and is due and payable in full on September 1, 2001. As of December 31, 1998 the outstanding balance of the loan was $300,000.

     The Company retains certain directors under scientific consulting agreements. During 1998, Dr. Verma earned $50,000 of which $25,500 was applied to the payment of interest on his loan from the Company, described above.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     Decisions regarding compensation of the Company's executive officers are made by the Cell Genesys Compensation Committee of the board of directors (the "Compensation Committee"). The Compensation Committee is comprised of two non-employee directors, Messrs. Gower and Step. The Compensation Committee is responsible for setting compensation policy and determining the annual compensation of the executive officers of Cell Genesys, including base salaries, bonuses, if any, and stock options. Cell Genesys' executive pay programs are designed to attract and retain executives who will contribute to Cell Genesys' long-term success, to reward executives for achieving both short- and long-term goals of Cell Genesys, to link executive and stockholder interests through equity-based compensation plans, and to provide a compensation package that recognizes both individual contributions and company performance. A substantial portion of each executive's total compensation is intended to be variable and to relate to, and be contingent upon, performance. The Compensation Committee evaluates the performance and determines the compensation of the chief executive officer and other executive officers of Cell Genesys annually, based upon individual performance and the achievement of corporate goals.

GENERAL COMPENSATION POLICY

     Cell Genesys' executive compensation programs seek to accomplish several major goals:

     - To recruit and retain highly qualified executive officers by offering overall compensation that is competitive with that offered for comparable positions in companies in the biotechnology industry of comparable size and at a comparable stage of development.

     - To motivate executives to achieve important business and performance objectives and to reward them when such objectives are met; and

     - To align the interests of executive officers with the long-term interests of stockholders through participation in the Company's stock option plan.

     The achievement of these goals is based on a mix of compensation elements, as described below:

     BASE SALARY: Base salaries for all employees, including executive officers, are determined based on an established job grade and salary matrix that is designed to provide a base salary that is competitive with comparable companies. In monitoring the job grade and salary matrix, the Compensation Committee compared compensation information derived from surveys including compensation levels for companies of similar size and stage of development. Included in the survey are some, but not all of the companies included in the Nasdaq Pharmaceutical Index, with the primary focus on biotechnology companies at a similar stage in the San Francisco Bay Area which may compete for the same pool of employees. The assessment confirmed that Cell Genesys' base compensation was comparable to the industry averages.

     Adjustments to each individual's base salary, including executive officers, are made in connection with annual performance reviews. The amounts of such increases are calculated using merit increase guidelines based on the employee's position within the relevant compensation range and the results of their performance review. The recommended percentage increases are adjusted annually to reflect the compensation committee's assessment of appropriate salary adjustments given the results of competitive surveys and general economic conditions.

     PERFORMANCE BASED INCENTIVE PLAN: Officers and other key employees may earn an annual bonus, set as a percentage of base salary, based on the achievement of individual objectives and corporate goals. Corporate goals are established at the start of each year in conjunction with the Compensation Committee and the full board of directors. Awards made to executive officers are based upon the achievement of corporate goals as well as the department goals of the individual officers. These goals may include progress made in preclinical programs and clinical trials, strategic alliances, financing activities and the financial results of Cell Genesys. Cell Genesys' compensation policy with respect to annual bonus was also compared to relevant market data and found to be comparable to industry averages. From time to time the Compensation Committee may elect to defer an annual cash bonus and employ increased stock based compensation in order to conserve the Company's financial resources and retain key employees and align the interests of the employees with those of the stockholders.

     STOCK-BASED INCENTIVE COMPENSATION: Stock options enable Cell Genesys to provide long-term incentives to its employees, which align the interests of all employees, including the executive officers, with those of the stockholders. Options are exercisable in the future at the fair market value at the time of grant, so that an option holder is rewarded only by the appreciation in price of the Cell Genesys common stock. Stock options are granted upon commencement of employment and generally have a four-year vesting period and expire ten years after the date of grant. Periodic grants of stock options are generally made annually to all eligible employees based on performance, with additional grants made to certain employees following a significant change in job responsibility, scope or title. Guidelines for the number of options granted to each eligible employee are determined by the Compensation Committee based on several factors, including a valuation analysis reflecting market-based compensation, salary grade and the performance of each participant. The size of the resulting grants developed under this procedure are targeted to be at or above competitive levels as a reflection of both providing an incentive for favorable performance of Cell Genesys, as well as the risk attached to the future growth of the biotechnology industry.

CEO COMPENSATION

     Dr. Sherwin's compensation for fiscal 1998 is consistent with the compensation policy of Cell Genesys described above and the Compensation Committee's evaluation of his overall leadership and management of the company. 1998 was a year of significant accomplishment for Cell Genesys both with respect to product development and business activities. Under Dr. Sherwin's leadership, the company completed several clinical trials of its AIDS and cancer gene therapy programs. In addition, the company conducted successful preclinical studies in earlier stage preclinical programs in cardiovascular disease, hemophilia and Parkinson's disease gene therapy. A major accomplishment for the business during 1998 was the successful conclusion of a corporate collaboration with the pharmaceutical division of Japan Tobacco for certain of Cell Genesys' GVAX(TM) cancer vaccine products. This collaboration is expected to provide substantial financial resources to the company for the further development of these products and will contribute significantly to maintaining the company's financial strength as it focuses on the goal of bringing a lead product program to market. The new GVAX(TM)collaboration together with other corporate collaborations in gene therapy and in the company's gene activation licensing program contributed to approximately $24 million in revenues during 1998 and a year-end cash balance of approximately $53 million. In addition, the Company validated its long-term strategy of creating shareholder value through its minority owned subsidiary Abgenix, Inc. and was able to raise approximately $9 million through the sale of a portion of its ownership of Abgenix, Inc. Cell Genesys ended 1998 financially strong and well poised to continue to advance its lead product programs. Throughout the past year, Dr. Sherwin has continued to ensure that Cell Genesys' assets are utilized effectively and to their best advantage while continuing to optimally manage Cell Genesys' financial resources. Dr. Sherwin's compensation during 1998 reflects his leadership and management and the achievements of Cell Genesys during the past year.

OPTION EXCHANGE PROGRAM

     During 1998, the Compensation Committee determined that as a result of a variety of factors, many of which were external to the company, including the state of the biotechnology industry as a whole, many of the company's employees were holding options priced substantially above then current market prices. Accordingly, the Compensation Committee recommended and the board of directors approved an option exchange in order to ensure that the stock-based incentive compensation could achieve its primary objective of retaining key employees. The option exchange was effective in November 1998 under the following conditions: (a) all employees were eligible; (b) the prior and future vesting period for the new grant would be the same as for the exchanged grants; and (c) participants would not be eligible to exercise the new options for 6 months or until May 6, 1999, and (d) the new grants would be priced at $4.125, which was equal to the then market price. Approximately 1,751,000 shares were exchanged under this program, which included options previously granted to executive officers. Of the options held by Dr. Sherwin, 250,000 were excluded from repricing and were retained at their higher original option price.

                            TEN YEAR OPTION EXCHANGE

     The following table sets forth certain information regarding the exchange of stock options held by executive officers during the preceding ten years:

                                        NUMBER OF
                                       SECURITIES    MARKET PRICE                                LENGTH OF ORIGINAL
                                       UNDERLYING    OF STOCK AT    EXERCISE PRICE                  OPTION TERM
                                         OPTIONS       TIME OF        AT TIME OF       NEW      REMAINING AT DATE OF
                            DATE OF    REPRICED OR   REPRICING OR    REPRICING OR    EXERCISE       REPRICING OR
          NAME             REPRICING   AMENDED(#)    AMENDMENT($)    AMENDMENT($)    PRICE($)        AMENDMENT
          ----             ---------   -----------   ------------   --------------   --------   --------------------
Dale G. Ando, M.D........   11/6/98      100,000         4.13             5.88         4.13     8 years, 9 months
  Vice President,
     Clinical               11/6/98       22,500         4.13             7.50         4.13     9 years, 4 months
  Research & Regulatory
  Affairs
David F. Broad, Ph.D. ...    6/5/97       12,000         5.63            10.13         7.00     8 years, 8 months
  Vice President,            6/5/97       45,000         5.63             8.06         7.00     9 years, 8 months
  Development and           11/6/98       15,000         4.13             6.63         4.13     6 years, 3 months
  Manufacturing             11/6/98       57,000         4.13             7.00         4.13     8 years, 7 months
                                          45,000         4.13             7.50         4.13     9 years, 4 months
Mitchell H. Finer,
  Ph.D. .................   2/16/95        7,500         6.63            11.00         7.00     8 years
  Vice President,            6/5/97       12,000         5.63            10.13         7.00     8 years, 8 months
  Research                   6/5/97       45,000         5.63             8.06         7.00     9 years, 8 months
                            11/6/98       14,500         4.13             6.63         4.13     6 years, 3 months
                            11/6/98        7,500         4.13             7.00         4.13     6 years, 3 months
                            11/6/98       57,000         4.13             7.00         4.13     8 years, 7 months
                            11/6/98       60,000         4.13             7.50         4.13     9 years, 4 months
Kathleen Sereda Glaub....   2/16/95      100,000         6.63            18.00         7.00     8 years, 7 months
  Former Senior Vice         6/5/97       75,000         5.63            10.13         7.00     8 years, 8 months
  President &                6/5/97       50,000         5.63             8.06         7.00     9 years, 8 months
  Chief Financial Officer
Bruce A. Hironaka........   2/16/95       30,000         6.63             9.50         7.00     9 years, 7 months
  Vice President,            6/5/97       16,575         5.63            10.13         7.00     8 years, 8 months
  Corporate Development      6/5/97       45,000         5.63             8.06         7.00     9 years, 8 months
                            11/6/98       30,000         4.13             7.00         4.13     6 years, 3 months
                            11/6/98       61,575         4.13             7.00         4.13     8 years, 7 months
                            11/6/98       45,000         4.13             7.50         4.13     9 years, 4 months
Christine McKinley.......   2/16/95       40,000         6.63             9.50         7.00     9 years, 7 months
  Vice President,            6/5/97       12,700         5.63            10.13         7.00     8 years, 8 months
  Human Resources            6/5/97       45,000         5.63             8.06         7.00     9 years, 8 months
                            11/6/98       40,000         4.13             7.00         4.13     6 years, 3 months
                            11/6/98       57,700         4.13             7.00         4.13     8 years, 7 months
                            11/6/98       45,000         4.13             7.50         4.13     9 years, 4 months
Matthew J. Pfeffer.......   11/6/98       36,000         4.13             6.63         4.13     7 years, 9 months
  Chief Financial Officer   11/6/98        4,875         4.13             7.00         4.13     8 years, 7 months
                            11/6/98       12,000         4.13             7.50         4.13     9 years, 4 months
Stephen A. Sherwin,
  M.D. ..................   2/16/95      100,000         6.63             9.75         7.00     9 years, 5 months
  Chairman of the Board,     6/5/97      100,000         5.63            10.13         7.00     8 years, 8 months
  President and              6/5/97       60,000         5.63             8.06         7.00     9 years, 8 months
  Chief Executive Officer   11/6/98      100,000         4.13             7.00         4.13     6 years, 3 months
                            11/6/98      150,000         4.13             7.00         4.13     8 years, 7 months

COMPLIANCE WITH INTERNAL REVENUE CODE SECTION 162(m)

     As a result of Section 162(m) of the Internal Revenue Code, which was enacted into law in 1993, the Company may not take a federal income tax deduction for compensation paid to certain executive officers, to the extent that compensation exceeds $1 million per officer in any one year. This limitation became effective for each year beginning after December 31, 1993 and applies to all compensation paid to the covered executive officers which is not considered to be performance-based. Compensation that does qualify as performance-based compensation will not have to be taken into account for purposes of this limitation.

     The cash compensation paid to the Company's executive officers during 1998 did not exceed the $1 million limit per officer, nor is the cash compensation to be paid to the Company's executive officers for 1999 expected to reach that level. Because it is very unlikely that the cash compensation payable to any of the Company's executive officers in the foreseeable future will approach the $1 million limitation, the Compensation Committee has decided not to take any action at this time to limit or restructure the elements of cash compensation payable to the Company's executive officers. The Committee will reconsider this decision should the individual compensation of any executive officer ever approach the $1 million level.

     The foregoing report has been submitted by the undersigned in our capacity as members of the Compensation Committee of the Company's board of directors.

                                          Members of the Compensation Committee

                                          James M. Gower
                                          Eugene L. Step

                            STOCK PERFORMANCE GRAPH

STOCKHOLDER RETURN COMPARISON

     The graph below compares the cumulative total return on the Company's common stock for fiscal years 1998, 1997, 1996, 1995 and 1994 and the fiscal year period commencing January 26, 1993 (the date on which the Company's common stock was first publicly traded) and ending December 31, 1998 compared to the CRSP Total Return Index for the Nasdaq National Market (U.S. companies) and the CRSP Total Return Index for the Nasdaq Pharmaceutical Stocks (SIC 283). The stock price performance shown on the graph below is not necessarily indicative of future price performance.

                  COMPARISON OF CUMULATIVE STOCKHOLDER RETURN*

                                                   CELL GENESYS, INC.              NASDAQ - US            NASDAQ PHARMACEUTICAL
                                                   ------------------              -----------            ---------------------
12/31/92                                                 100.00                      100.00                      100.00
                                                         102.00                       97.00                       76.00
6/29/93                                                  123.00                       99.00                       81.00
                                                         164.00                      108.00                       87.00
12/30/93                                                 177.00                      110.00                       95.00
                                                         132.00                      105.00                       77.00
6/29/94                                                   84.00                      100.00                       67.00
                                                          89.00                      109.00                       76.00
12/30/94                                                  75.00                      107.00                       71.00
                                                          50.00                      117.00                       77.00
9/29/95                                                   41.00                      134.00                       90.00
                                                          57.00                      150.00                      112.00
12/30/95                                                  91.00                      152.00                      131.00
                                                          69.00                      159.00                      136.00
6/29/96                                                   69.00                      172.00                      132.00
                                                          63.00                      178.00                      135.00
12/30/96                                                  83.00                      187.00                      131.00
                                                          56.00                      177.00                      124.00
6/29/97                                                   45.00                      209.00                      134.00
                                                          72.00                      244.00                      151.00
12/30/97                                                  77.00                      229.00                      135.00
                                                          60.00                      268.00                      149.00
6/29/98                                                   78.00                      276.00                      138.00
                                                          29.00                      250.00                      130.00
12/30/98                                                  55.00                      322.00                      173.00

* Assumes $100 invested on January 26, 1993 in the Company's common stock and in each index listed above. The total return for the Company's common stock and the indices used assumes the reinvestment of dividends, even though dividends have never been declared on the Company's common stock.

COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

     Section 16(a) of the Exchange Act requires the Company's executive officers and directors and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission (the "SEC") initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Executive officers, directors and ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

     To the Company's knowledge (based solely on review of the copies of such reports furnished to the Company or written representations that no other reports were required), during the fiscal year ended December 31, 1998, all executive officers, directors and ten percent stockholders complied with all
Section 16(a) filing requirements.

                                 OTHER MATTERS

     The Company knows of no other matters to be submitted at the annual meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed proxy to vote the shares they represent as the board of directors may recommend.

     It is important that your shares be represented at the meeting, regardless of the number of shares, which you hold. Please complete, date, execute and return, at your earliest convenience, the accompanying proxy card in the envelope, which has been enclosed.

                                          THE BOARD OF DIRECTORS
                                          Dated: April 28, 1999

1163-PS-99

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


                               CELL GENESYS, INC.

                      1999 ANNUAL MEETING OF STOCKHOLDERS

                                  JUNE 2, 1999


     The undersigned stockholder of Cell Genesys, Inc., a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated April 28, 1999, and hereby appoints Stephen A. Sherwin, M.D. and Matthew J. Pfeffer, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 1999 Annual Meeting of Stockholders of Cell Genesys, Inc. to be held on June 2, 1999 at 10:00 a.m., local time, at 342 Lakeside Drive, Foster City, CA 94404, and at any adjournments thereof, and to vote all shares of Common Stock which the undersigned is entitled to vote on the matters set forth on the reverse side.

----------------                                              ----------------
SEE REVERSE SIDE  CONTINUED AND TO BE SIGNED ON REVERSE SIDE  SEE REVERSE SIDE
----------------                                              ----------------


    Please mark
[X] votes as in
    this example.



1. ELECTION OF DIRECTORS:
   Nominees: David W. Carter;
   James M. Gower; Joseph E. Maroun;
   John T. Potts, Jr., M.D.; Stephen A. Sherwin, M.D.;       2. Proposal to ratify the appointment of   FOR  AGAINST   ABSTAIN
   Eugene L. Step; Inder M. Verma, Ph.D.                        Ernst & Young LLP as independent        [ ]   [  ]      [  ]
                                                                auditors for the 1999 fiscal year.

               FOR            WITHHELD
               [ ]             [ ]


[ ] ______________________________________
    For all nominees except as noted above

                                                               MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT        [ ]


                                                               Please sign this proxy exactly as your name(s) appear(s) hereon.
                                                               Joint owners should sign personally. An attorney, administrator, trustee, executor, guardian or other person signing in a
                                                               representative capacity should indicate the name of the corporation and such officer's capacity.



Signature:_________________________Date:__________________Signature:__________________________Date:_______________________________